Exhibit 99.1

Satellogic Reports Fourth Quarter and Full Year 2025 Financial Results

94% Increase in Q4 2025 Revenue to $6.2 Million

Introduces Merlin Constellation, a Fully Funded AI-First Global Daily Remapping System at 1-Meter Resolution, Targeted for October 2026 First Launch

Launched Aleph Observer and Highlights Growing Customer Traction in Persistent Monitoring at Scale

Strengthened Balance Sheet and Improved Cost Structure Position for Continued Growth in 2026

Management to Host Webcast and Conference Call Today at 8:00 a.m. ET

NEW YORK, NY – March 19, 2026 – Satellogic, Inc. (NASDAQ: SATL), a vertically integrated geospatial company delivering high-resolution Earth Observation (EO) at unprecedented scale and economics, today reported its financial results for the fourth quarter and year ended December 31, 2025.

“The fourth quarter and full year 2025 delivered revenue acceleration as we continued to improve our capabilities to deliver persistent monitoring at scale,” said Satellogic CEO, Emiliano Kargieman. “Operationally, we took several steps to strengthen our balance sheet, including a $90 million public offering completed in October and the recent $35 million registered direct offering completed in January 2026, allowing us to execute on upcoming milestones, fund growth initiatives, and de-risk our strategy. Combined with reductions in operating expenses, we are well positioned to continue our momentum in 2026 and beyond.

“Commercially, we signed an $18 million agreement with CEiiA, the Centre of Engineering and Product Development in Portugal, for the supply and in-orbit delivery of two NewSat Mark V 50cm-class imaging satellites. The agreement strengthens Portugal and Europe’s sovereign Earth observation capabilities by providing assured-access to high-resolution imagery for civil, environmental, and security missions. The satellites will integrate the Portuguese component of the Atlantic Constellation, enhancing operational resilience and autonomous data availability. Speed of delivery is central to the partnership with ownership and operational control expected to transfer to the CEiiA in the second and third quarters of 2026, an accelerated delivery timeline enabled by our vertically integrated production line, rapid launch cadence, and our ability to transfer ownership of in-orbit satellites within our own constellation when required.

“We also signed a seven-figure agreement with a strategic customer providing daily revisit, high-resolution coverage enabling consistent observation over a large portfolio of priority sites for extended periods of time. The agreement reflects growing demand for Earth observation capabilities designed to operate persistently and at scale, supporting organizations that require continuous awareness rather than episodic data access.

“The Government of Albania recently extended an existing agreement to continue country-wide, high-frequency satellite monitoring using our NewSat constellation. The 11-month contract extension builds on a previously signed three-year agreement that provided Albania with dedicated satellite capacity and the naming of two satellites, Albania-1 and Albania-2. Under the extended agreement, Albanian government agencies will continue to receive frequent, high-resolution (50 cm) imagery covering the country’s entire territory, enabling persistent oversight and a centralized stream of intelligence across national priorities.

“The launch of our new offering Aleph Observer, which provides our customers with a persistent geospatial intelligence capability designed for sustained awareness at scale, represents a shift in how Earth observation is procured and used. Rather than relying on episodic tasking and best-effort imagery delivery, it enables ongoing monitoring of hundreds of sites daily with predictable delivery over time. This allows teams to detect and assess change without repeated tasking, helping reduce operational friction and increase confidence in what was observed and what was not. Aleph Observer positions us to lead the emerging persistent geospatial intelligence category by addressing the operational constraints that have historically limited sustained monitoring at scale for commercial operators and defense and intelligence organizations.

“To unlock an entirely new scale for Aleph Observer, we are also introducing Merlin, our new constellation designed to remap the entire planet every day at one-meter resolution. Fully funded by a previously announced $30 million customer contract, Merlin is our defense-first system that combines AI-first onboard processing with real-time alerting through inter-satellite links. With our first Merlin satellites expected to launch in October 2026, we will eliminate traditional capacity bottlenecks, allowing customers to expand from monitoring hundreds of sites to millions of locations worldwide simultaneously—turning Earth observation from episodic imagery collection into continuous global awareness.

“Taken together, with a strengthened balance sheet, significant customer traction driven by major contracts across the defense, intelligence, and commercial sectors, and a robust opportunity pipeline for persistent monitoring at scale, we are well positioned for continued growth,” concluded Kargieman.

Rick Dunn, Satellogic CFO, added, “Our fourth quarter and full-year 2025 financial results demonstrated strong improvements year-over-year. Fourth quarter revenue grew 94% to $6.2 million and full year 2025 revenue increased 38% to $17.7 million. For the year ended December 31, 2025, reductions in operating expenses resulted in a 25% decrease in net cash used in operating activities to $26.9 million, and a Non-GAAP Adjusted EBITDA loss of $17.4 million, an improvement of 48% year-over-year.

“We ended the year with $94.4 million in cash on hand, and $65.1 million in remaining performance obligations, including $28.6 million expected to be recognized as revenue within one year, supporting the confidence in our revenue base entering 2026. A subsequent $35 million registered direct offering added to this strong cash position, building on the equity offerings completed in 2025. As we enter 2026, our improved financial position extends our operating runway considerably and de-risks our strategy. We believe our fundamentally lower cost structure combined with unmatched capacity and scale of our constellation provides a distinct competitive edge that will enable us to generate sustainable, long-term value for our shareholders,” concluded Dunn.

Full Year 2025 and Subsequent Operational Highlights

●

Launched Aleph Observer, a persistent geospatial intelligence capability designed for sustained awareness at scale, enabling ongoing monitoring of hundreds of sites daily with predictable delivery over time.

●

Introduced the Merlin constellation, the first Earth observation system designed to remap the entire planet every day at 1-meter resolution. The defense-first system features 10 spectral bands aligned with Sentinel-2, AI-first onboard processing, and inter-satellite links to enable real-time alerts and rapid follow-up collection. The program is fully funded by a previously announced $30 million customer contract, with the first satellite launch scheduled for October 2026 and full operational capability expected in the first half of 2027.

●	Extended country-wide monitoring agreement with the Government of Albania through an 11-month contract extension, continuing high-frequency, high-resolution satellite monitoring across the country.
●

Advanced sovereign Earth observation capabilities in Australia through our relationship with High Earth Orbit Robotics Pty Ltd. (HEO), supporting the establishment of Australia’s first sovereign sub-meter Earth observation capability.

●

Signed an $18 million agreement with CEiiA in Portugal for the supply and in-orbit delivery of two NewSat Mark V satellites, with transfer of ownership and operational control expected in the second and third quarters of 2026.

●	Introduced NextGen satellite platform, featuring 30-centimeter-class resolution, non-ITAR design, and AI-enabled analytics processed directly on orbit.
●	Signed a seven-figure agreement with Suhora in India supporting daily revisit, high-resolution monitoring over a large portfolio of priority sites.
●	Expanded agreement with HEO for exclusive access to Satellogic’s high-resolution constellation for non-Earth imaging, supporting rapid-response monitoring of space objects.
●	Advanced Malaysia’s Earth observation program, positioning the Company to deliver its NextGen satellite and associated technology transfer for Malaysia’s Earth observation satellite initiative.
●	Secured a multi-million-dollar agreement with an Asia-Pacific customer, expanding regional access to rapid, flexible tasking of the NewSat constellation.
●	Advanced AI-first constellation strategy supported by a previously announced $30 million customer contract expected to fund development of Merlin.
●	Finalized move to U.S. jurisdiction to strengthen market positioning and investor access.

Financial Results for the Three Months Ended December 31, 2025

See the more detailed financial information for Satellogic, including reconciliations of GAAP and non-GAAP financial information, below.

●

Revenue for the three months ended December 31, 2025, increased by $3.0 million, or 94%, to $6.2 million, as compared to revenue of $3.2 million in the prior-year period. The increase was driven primarily by higher imagery orders from new and existing Data & Analytics customers. Our Data & Analytics line of business, including CaaS (Constellation-as-a-Service), revenue was $5.8 million versus $2.3 million in the prior-year period, while our Space Systems line of business revenue was $0.4 million versus $0.9 million.

●

Cost of Sales, exclusive of depreciation, increased $37 thousand or 3%, to $1.3 million for the three months ended December 31, 2025, compared with $1.2 million in the prior-year period. Cost of sales as a percentage of revenue was 20% for the three months ended December 31, 2025, as compared to 39% for the prior-year period reflecting our excess capacity and low marginal costs.

●

Engineering expenses increased $43 thousand, or 2%, to $2.9 million for the three months ended December 31, 2025, compared with $2.8 million in the prior-year period. The increase was primarily attributable to an increase in stock-based compensation.

●

Selling, General and Administrative expenses increased $0.1 million, or 1%, to $7.5 million for the three months ended December 31, 2025, compared with $7.4 million in the prior-year period. The increase was driven by a $0.7 million increase in stock-based compensation in 2025, a $0.5 million increase in salaries and wages primarily from an increase in the corporate bonus, and a $0.2 million increase in other taxes due to the U.S. domestication, partially offset by a $1.3 million decrease in professional fees following the expiration of the advisory fee pursuant to the Liberty Subscription Agreement.

●

Net Income (loss) improved by $101.4 million to net income of $30.5 million for the three months ended December 31, 2025, compared with a net loss of $70.9 million in the prior-year period. The improvement was primarily driven by a $36.7 million net gain from changes in the fair value of financial instruments in Q4 2025 compared to a $55.1 million loss in Q4 2024, and a $3 million increase in revenue compared with the prior-year period.

●

Non-GAAP Adjusted EBITDA loss improved by $4.4 million to $3.1 million for the three months ended December 31, 2025, compared to an Adjusted EBITDA loss of $7.5 million for the prior-year period, primarily due to increases in revenue and decreases in operating expenses.

Financial Results for the Year Ended December 31, 2025

●

Revenue for the year ended December 31, 2025, increased by $4.8 million, or 38%, to $17.7 million, compared with $12.9 million for the year ended December 31, 2024. The increase was driven primarily by a $4.9 million increase in imagery ordered by new and existing Data & Analytics customers. Revenue for the year ended December 31, 2025 included $16.0 million attributable to the Data & Analytics line of business and $1.7 million attributable to the Space Systems line of business compared to $11.1 million and $1.8 million, respectively, in the prior year.

●

Cost of Sales, exclusive of depreciation, decreased $0.1 million, or 3%, to $4.9 million for the year ended December 31, 2025 compared with $5.0 million for the year ended December 31, 2024. The decrease was primarily due to lower cloud service costs and Space Systems costs partially offset by higher antenna rental and ground station costs. As a percentage of revenue, our cost of sales was 28% for the year ended December 31, 2025, as compared to 39% for the year ended December 31, 2024.

●

Engineering expenses decreased $4.0 million, or 28%, to $10.4 million for the year ended December 31, 2025 from $14.4 million for the year ended December 31, 2024. The decrease was primarily driven by a decrease in personnel-related costs from the Company’s workforce reductions in 2024, continued cash control measures during 2024, and reduced facilities costs resulting from the termination of a high-throughput plant lease in the Netherlands in 2024.

●

Selling, General and Administrative expenses decreased $7.3 million, or 22%, to $25.7 million during the year ended December 31, 2025, from $33.0 million for the year ended December 31, 2024. The decrease was driven primarily by a $4.5 million decrease in professional fees consisting mainly of the advisory fee related to the Liberty Subscription Agreement in 2024, and $2.4 million of issuance costs and fees related to the Secured Convertible Notes in 2024, partially offset by professional fees related to the Domestication in 2025. The decrease also reflected lower personnel-related costs as a result of the Company’s workforce reductions in 2024 and other expense reductions resulting from cash control measures during 2024. These increases were partially offset by an increase in stock-based compensation resulting from a restricted stock unit grant issued during the current year.

●

Net loss for the year ended December 31, 2025, improved by $111.5 million to $4.8 million, compared with a net loss of $116.3 million for the year ended December 31, 2024. The improvement was primarily driven by an $85.9 million favorable year-over-year change in the fair value of financial instruments, along with a $21.2 million improvement in operating loss. The improvement also reflected higher net interest income, lower other expense, and lower income tax expense compared with the prior year.

●

Non-GAAP Adjusted EBITDA loss improved by $16.3 million to $17.4 million for the year ended December 31, 2025, compared with an Adjusted EBITDA loss of $33.7 million for the year ended December 31, 2024, primarily due to higher revenue and decreases in operating expenses.

●	Cash and Cash Equivalents were $94.4 million at December 31, 2025, compared with $22.5 million at December 31, 2024.
●

Net cash used in operating activities was $26.9 million for the year ended December 31, 2025, compared to $35.9 million for the year ended December 31, 2024. The decrease in net cash used in operations was primarily due to higher revenue and the Company’s 2024 workforce reductions and overall cost control initiatives.

●

Remaining performance obligations as of December 31, 2025, totaled $65.1 million, with $28.6 million expected to be recognized as revenue within one year, $6.7 million in years one to two, $8.0 million in years two to three, and $21.8 million thereafter.

Fourth Quarter and Full Year 2025 Financial Results Conference Call

Satellogic’s Chief Executive Officer Emiliano Kargieman and Chief Financial Officer Rick Dunn will host the conference call, followed by a question-and-answer period. The conference call will be accompanied by a presentation, which can be viewed during the webcast or accessed following the call via the investor relations section of the Company’s website here.

To access the call, please use the following information:

Date:	Thursday, March 19, 2026
Time:	8:00 a.m. Eastern time (5:00 a.m. Pacific time)
Dial-in:	1-877-407-0752
International Dial-in:	1-201-389-0912
Conference Code:	13758686
Webcast:	Fourth Quarter and Full Year 2025 Financial Results Conference Call

A telephone replay will be available approximately three hours after the call and will run through April 2, 2026, by dialing 1-844-512-2921 from the U.S., or 1-412-317-6671 from international locations, and entering replay pin number: 13758686. The replay can also be viewed through the webcast link above and the presentation utilized during the call will be available in the Company’s investor relations section here.

Use of Non-GAAP Financial Measures

To supplement our Consolidated Financial Statements, which are prepared and presented in accordance with U.S. GAAP, we use the following non-GAAP measures: EBITDA; Adjusted EBITDA; and Free Cash Flow. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with U.S. GAAP.

We define Non-GAAP EBITDA as net loss excluding interest, income taxes, depreciation and amortization. We did not incur amortization expense during the years ended December 31, 2025 and 2024.

We define Non-GAAP Adjusted EBITDA as Non-GAAP EBITDA further adjusted for other expense (income), net, changes in the fair value of financial instruments, and stock-based compensation. Other income, net consists primarily of foreign currency gains and losses.

We define Non-GAAP Free Cash Flow as net cash used in operating activities less payments for capital expenditures.

We use these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. We believe these measures provide analysts, investors and management with helpful information regarding the underlying operating performance of our business, as they provide meaningful supplemental information regarding our performance and liquidity by removing the impact of items that we believe are not reflective of our underlying operating performance. The non-GAAP measures are used by us to evaluate our core operating performance and liquidity on a comparable basis and to make strategic decisions. The non-GAAP measures also facilitate company-to-company operating performance comparisons by backing out potential differences caused by variations such as capital structures, taxation, depreciation, capital expenditures and other non-cash items (i.e., embedded derivatives, debt extinguishment and stock-based compensation) which may vary for different companies for reasons unrelated to operating performance. However, other companies may define these terms differently and accordingly comparisons might not be accurate. There are a number of limitations related to the use of non-GAAP financial measures. We compensate for these limitations by providing specific information regarding the U.S. GAAP amounts excluded from these non-GAAP financial measures, and evaluating these non-GAAP financial measures together with their relevant financial measures in accordance with U.S. GAAP. Non-GAAP measures such as EBITDA, Adjusted EBITDA and Free Cash Flow are not intended to be a substitute for any U.S. GAAP financial measure.

The following presents our non-GAAP financial measures, along with the most comparable GAAP metric:

	Year Ended December 31,
(in thousands of U.S. dollars)	2025	2024
Net loss available to stockholders	$(4,783)	$(116,272)
Interest expense	13	71
Income tax expense	673	2,858
Depreciation expense	7,740	12,655
Non-GAAP EBITDA (loss)	$3,643	$(100,688)
Professional fees related to Secured Convertible Notes	—	2,444
Other expense (income), net (1)	541	2,107
Change in fair value of financial instruments	(25,871)	60,071
Stock-based compensation	4,260	2,335
Non-GAAP Adjusted EBITDA (loss)	$(17,427)	$(33,731)

(1) Other expense (income), net includes foreign exchange gain or loss and other non-operating income and expenses not considered indicative of our ongoing operational performance

About Satellogic

Founded in 2010 by Emiliano Kargieman and Gerardo Richarte, Satellogic (NASDAQ: SATL) is the first vertically integrated geospatial company, driving real outcomes with planetary-scale insights. Satellogic has built a scalable, fully automated EO platform with the ability, when scaled, to remap the entire planet with an optimal balance of frequency and resolution at unprecedented unit economics, providing accessible and affordable solutions for our customers.

Satellogic’s mission is to democratize access to geospatial data through its information platform of high-resolution images to help solve the world’s most pressing problems including climate change, energy supply, and food security. Using its patented Earth imaging technology, Satellogic seeks to unlock the power of EO to deliver high-quality, planetary insights at unparalleled value.

With more than a decade of experience in space, Satellogic has proven technology and a strong track record of delivering satellites to orbit and high-resolution data to customers at the right price point. To learn more, please visit: satellogic.com

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the U.S. federal securities laws. The words “anticipate”, “believe”, “continue”, “could”, “estimate”, “expect”, “intends”, “may”, “might”, “plan”, “possible”, “potential”, “predict”, “project”, “should”, “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements are based on Satellogic’s current expectations and beliefs concerning future developments and their potential effects on Satellogic. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. These statements are based on various assumptions, whether or not identified in this press release. These forward-looking statements are provided for illustrative purposes only and are not intended to serve, and must not be relied on by an investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of Satellogic. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to: (i) our ability to generate revenue as expected, including due to challenges created by macroeconomic concerns, geopolitical uncertainty (e.g., trade relationships), financial market fluctuations and related factors, (ii) our ability to effectively market and sell our EO services and to convert our pipeline of potential contracts into actual revenues, (iii) market acceptance of our EO services and our dependence upon our ability to keep pace with the latest technological advances, including those related to artificial intelligence and machine learning, (iv) risks related to the secured convertible notes, (v) the potential loss of one or more of our largest customers, (vi) the considerable time and expense related to our sales efforts and the length and unpredictability of our sales cycle, (vii) risks and uncertainties associated with defense-related contracts, (viii) risks related to our pricing structure, (ix) our ability to scale production of our satellites as planned, (x) unforeseen risks, challenges and uncertainties related to our expansion into new business lines, (xi) our dependence on third parties, including SpaceX, to transport and launch our satellites into space, (xii) our reliance on third-party vendors and manufacturers to build and provide certain satellite components, products, or services and the inability of these vendors and manufacturers to meet our needs, (xiii) our dependence on ground station and cloud-based computing infrastructure operated by third parties for value-added services, and any errors, disruption, performance problems, or failure in their or our operational infrastructure, (xiv) risks related to certain minimum service requirements in our customer contracts, (xv) our ability to identify suitable acquisition candidates or consummate acquisitions on acceptable terms, or our ability to successfully integrate acquisitions, (xvi) competition for EO services, (xvii) risks related to changes in tax laws and regulations, including the “One Big Beautiful Bill Act,” (xviii) risks related to changes in trade policy and the related impact on macroeconomic conditions, including further expansions of U.S. export controls and tariffs, as well as related retaliatory actions, (xix) challenges with international operations or unexpected changes to the regulatory environment in certain markets, (xx) unknown defects or errors in our products, (xxi) risks related to the capital-intensive nature of our business and our ability to raise adequate capital to finance our business strategies, (xxii) uncertainties beyond our control related to the production, launch, commissioning, and/or operation of our satellites and related ground systems, software and analytic technologies, (xxiii) the failure of the market for EO services to achieve the growth potential we expect, (xxiv) risks related to our satellites and related equipment becoming impaired, (xxv) risks related to the failure of our satellites to operate as intended, (xxvi) production and launch delays, launch failures, and damage or destruction to our satellites during launch, (xxvii) the impact of natural disasters, unusual or prolonged unfavorable weather conditions, epidemic outbreaks, terrorist acts and geopolitical events (including the new conflicts in Iran and the Middle East) on our business and satellite launch schedules, (xxviii) risks related to our ability to protect our intellectual property critical to the design and function of our satellites and our EO services, and (xxix) the anticipated benefits of our domestication may not materialize. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of Satellogic’s Annual Report on Form 10-K and other documents filed or to be filed by Satellogic from time to time with the Securities and Exchange Commission. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Satellogic assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Satellogic can give no assurance that it will achieve its expectations.

Contacts

Investor Relations:
ir@satellogic.com

Media Relations:
pr@satellogic.com

SATELLOGIC INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Year Ended December 31,
(in thousands of U.S. dollars, except share and per share amounts)	2025	2024
Revenue	$17,707	$12,870
Costs and expenses
Cost of sales, exclusive of depreciation shown separately below	4,876	5,024
Engineering	10,375	14,405
Selling, general and administrative	25,735	32,992
Depreciation expense	7,740	12,655
Total costs and expenses	48,726	65,076
Operating loss	(31,019)	(52,206)
Other income (expense), net
Interest income, net	1,579	970
Change in fair value of financial instruments	25,871	(60,071)
Other income (expense), net	(541)	(2,107)
Total other income (expense), net	26,909	(61,208)
Loss before income tax	(4,110)	(113,414)
Income tax expense	(673)	(2,858)
Net loss available to stockholders	$(4,783)	$(116,272)
Other comprehensive loss
Foreign currency translation gain (loss), net of tax	1,102	(538)
Comprehensive loss	$(3,681)	$(116,810)

Basic net loss per share for the period attributable to holders of Common Stock	$(0.04)	$(1.28)
Basic weighted-average Common Stock outstanding	109,134,266	91,164,286
Diluted net loss per share for the period attributable to holders of Common Stock	$(0.18)	$(1.28)
Diluted weighted-average Common Stock outstanding	134,134,266	91,164,286

SATELLOGIC INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
(in thousands of U.S. dollars, except share and per share amounts)	2025	2024
ASSETS
Current assets
Cash and cash equivalents	$94,430	$22,493
Restricted cash	7,407	—
Accounts receivable, net of allowance of $52 and $148, respectively	8,548	1,464
Inventories	2,090	—
Prepaid expenses and other current assets	2,699	3,907
Total current assets	115,174	27,864
Property and equipment, net	24,650	27,228
Operating lease right-of-use assets	7,048	877
Other non-current assets	4,431	5,722
Total assets	$151,303	$61,691
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities
Accounts payable	$2,432	$3,754
Warrant liabilities	5,818	11,511
Earnout liabilities	554	1,501
Operating lease liabilities	1,174	363
Contract liabilities	10,609	5,871
Accrued expenses and other liabilities	1,918	11,621
Total current liabilities	22,505	34,621
Secured Convertible Notes at fair value	56,110	79,070
Operating lease liabilities	6,099	516
Contract liabilities	4,000	—
Other non-current liabilities	2,063	516
Total liabilities	90,777	114,723
Commitments and contingencies
Stockholders' equity (deficit)
Preferred stock, $0.0001 par value, 5,000,000 shares authorized, 0 shares issued and outstanding as of December 31, 2025 and December 31, 2024	—	—
Class A Common Stock, $0.0001 par value, 385,000,000 shares authorized, 125,639,916 shares issued and 125,072,093 shares outstanding as of December 31, 2025 and 83,000,501 shares issued and 82,432,678 shares outstanding as of December 31, 2024	—	—
Class B Common Stock, $0.0001 par value, 15,000,000 shares authorized, 10,582,641 shares issued and outstanding as of December 31, 2025 and 13,582,642 shares issued and outstanding as of December 31, 2024	—	—
Treasury stock, at cost, 567,823 shares as of December 31, 2025 and 2024	(8,603)	(8,603)
Additional paid-in capital	473,486	356,247
Accumulated other comprehensive income (loss)	531	(571)
Accumulated deficit	(404,888)	(400,105)
Total stockholders’ equity (deficit)	60,526	(53,032)
Total liabilities and stockholders' equity	$151,303	$61,691

SATELLOGIC INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
(in thousands of U.S. dollars)	2025	2024
Cash flows from operating activities:
Net loss	$(4,783)	$(116,272)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	7,740	12,655
Debt issuance costs	—	2,397
Operating lease expense	1,910	1,515
Stock-based compensation	4,260	2,335
Change in fair value of financial instruments, net of interest paid on Secured Convertible Notes	(29,182)	58,546
Foreign exchange differences	(105)	(2,936)
Loss on disposal of property and equipment	691	4,377
(Release) expense for estimated credit losses on accounts receivable	(38)	22
Equity in net (income) loss of affiliate	(8)	—
Non-cash change in contract liabilities	(357)	(1,323)
Other, net	296	234
Changes in operating assets and liabilities:
Accounts receivable	(6,024)	(1,126)
Inventories	(723)	—
Prepaid expenses and other current assets	1,854	(1,666)
Accounts payable	(1,527)	(2,356)
Contract liabilities	8,996	2,532
Accrued expenses and other liabilities	(8,199)	7,200
Operating lease liabilities	(1,687)	(2,024)
Net cash used in operating activities	(26,886)	(35,890)
Cash flows from investing activities:
Purchases of property and equipment	(7,376)	(5,038)
Other	—	6
Net cash used in investing activities	(7,376)	(5,032)
Cash flows from financing activities:
Proceeds from Secured Convertible Notes	—	30,000
Proceeds from issuance of Common Stock under ATM Program, net of transaction costs	8,236	—
Proceeds from issuance of Common Stock from PIPE investment, net of transaction costs	—	9,600
Proceeds from Registered Direct Offering, net of transaction costs	18,769	—
Proceeds from Underwritten Public Offering, net of transaction costs	84,908	—
Payments of debt issuance costs	—	(2,397)
Payments for withholding taxes related to the net share settlement of equity awards	(1,159)	(660)
Proceeds from exercise of Public Warrants	—	1
Proceeds from exercise of stock options	1,759	911
Net cash provided by financing activities	112,513	37,455
Net increase (decrease) in cash, cash equivalents and restricted cash	78,251	(3,467)
Effect of foreign exchange rate changes	159	2,546
Cash, cash equivalents and restricted cash - beginning of period	23,682	24,603
Cash, cash equivalents and restricted cash - end of period	$102,092	$23,682